Exhibit 10.16

MASTER COMMERCIAL PAPER INDENTURE

WITNESSETH HEREBY the Master Commercial Paper Indenture (the “Master Indenture”) granted by CAMPOSOL S.A., holder of Tax ID Number (“RUC”) 20340584237, with principal place of business at Avenida El Derby No. 250, Piso 4, Urbanización El Derby de Monterrico, district of Santiago de Surco, province and department of Lima, acting by and through Alejandro Leoncio Arrieta Pongo, holder of National Identity Card (“DNI”) 43945131, and Andrés Pesaque Mujica, holder of DNI 41696609, duly authorized as per powers of attorney granted in Board of Directors’ Meeting held on March 26, 2018 (hereinafter collectively referred to as “Issuer” or “Camposol”); under the terms and conditions set forth herein below:

TITLE I: RECITALS

ONE: General

1.1

The Issuer is a legal entity with perpetual existence, which was incorporated by notarially recorded instrument dated January 31, 1997, executed before a Manuel Reátegui Tomatis, Attorney-at-Law and Notary Public in and for Lima, and which is registered in electronic card 11009728 (formerly, card 136552) of the Registry of Companies of the Public Records Office in and for Lima. The Issuer is regulated by its corporate bylaws, the Business Corporations’ Act, Law No. 26887 and the Applicable Laws.

The corporate purpose of the Issuer is to engage in the acquisition, import, export and, in general, to the commercialization of all types of agricultural and agro-industrial products in all their forms and presentations, as well as to the exploitation of land for livestock and agricultural purposes. Likewise, it is engaged in the provision of logistical and industrial services, such as the selection, processing, cold packaging treatment, and any other service that provides added value to agriculture, floriculture, livestock, aquaculture and beekeeping products, for their subsequent commercialization, to fulfil its purpose and perform the activities related thereto.

1.2

The registered capital stock of the Issuer amounts to PEN 479,654,640 (Four Hundred and Seventy-Nine Million, Six Hundred Fifty-Four Thousand, Six Hundred Forty Soles) and is represented by 479,654,640 (Four Hundred and Seventy-Nine Million, Six Hundred Fifty-Four Thousand, Six Hundred Forty) common shares, with a par value of PEN 1 (One Sol) each, according to the information contained in the financial statements.

1.3

By resolution of the Shareholders Meeting held on March 26, 2018, the Issuer approved the “First Commercial Paper Program of Camposol S.A.” up to a maximum outstanding amount of USD 60,000,000 (Sixty Million U.S. Dollars (“Dollars”)) or its equivalent in other currencies (the “Program”).

Likewise, the referred meeting resolved to delegate to the Board of Directors of the Issuer the power to decide all the terms, conditions and characteristics of the Program, including its issues and/or series, as well as to execute each and every one of the contracts, applications and other private and/or public instruments that are necessary to carry out the issuance, registration, offer, negotiation, placement and/or sale of the securities to be issued under the Program. Moreover, at said Holders’ Meeting, the Board of Directors was authorized to delegate the powers received to third parties, as it deems appropriate.

1.4

At the meeting held on March 26, 2018, the Board of Directors of the Issuer delegated to Jorge Luis Ramírez Rubio, holder of Alien Registration Card (CE) 000544453, Andrés Daniel Colichón Sas, holder of DNI 07866431, Alejandro Leoncio Arrieta Pongo, holder of DNI 43945131, Andrés Pesaque Mujica, holder of DNI 41696609, and Milagritos Tatiana Olivero Groppo, holder of DNI 09533596, so that any two (2) of them, acting jointly and severally, can determine and decide each and every one of the terms, characteristics and conditions of the Program and of the different issues and/or series to be carried out as part of said Program, including the power to execute any and all public and/or private instruments necessary to carry out the Program and its issues.

1.5

By virtue of the delegation of powers indicated in the preceding paragraph, Alejandro Leoncio Arrieta Pongo and Andrés Pesaque Mujica have determined the terms and conditions of the Program, which are detailed in this Master Indenture.

TWO: Definitions

The terms contained herein shall have the following definitions:

2.1	Supplementary Indentures	:	Means the supplementary indentures to this Master Indenture, which shall contain the specific terms and conditions of each of the Issues to be carried out under this Program.

2.2	Master Indenture	:	Means this Master Indenture.

2.3	Affiliate	:	Means with respect to a legal entity: (i) its Subsidiaries; (ii) any person who exercises Control over the legal entity and the other people over whom that entity also exercises Control; and (iii) the Subsidiaries of the latter.

2.4	Payment Agent	:	Means CAVALI or any successor thereto.

2.5	Year	:	Means the period of twelve (12) consecutive Months counted from a specific date.

2.6	Meeting	:	Means the Regular and/or Special Holders’ meeting or both, as applicable.

2.7	Special Meeting	:	Means the representative body of the holders of the Commercial Papers of a particular Issue carried out within the framework of the Program, which is subject to the quorum and the majority requirements laid down in this Master Indenture.

2.8	Regular Meeting	:	It is the supreme representative body of the holders of the Commercial Papers of all the Issues of the Program, applying the quorum and the majority requirements established in this Master Indenture.

2.9	Offer Notice	:

It is the public offer notice containing the main terms and conditions of each of the different Issues and/or Series of the Program in accordance with the Master Indenture, Supplementary Indentures, Master Prospectus and/or Supplementary Prospectuses.

The Offer Notice shall be published in: (i) one or more of the most widely circulated newspapers or (ii) any other means permitted by the Peruvian Securities and Exchange Superintendency (SMV), until the Business Day prior to the Placement Date of each Issue or Series.

2.10	CAVALI	:	Means CAVALI S.A. ICLV, a securities clearing and settlement institution, authorized to operate as such by the SMV.

2.11	Rating Agencies	:	Means the risk rating companies duly authorized by the SMV that classify the securities to be issued under the Program.

2.12	Knowledge	:	Means the knowledge by the management of the Issuer actually acquired or that should have been acquired by reason of its intervention in the Issuer’s businesses in accordance with the ordinary diligence parameters.

2.13	Control	:	It shall have the meaning established in the Indirect Ownership, Relationship and Economic Groups Regulations, approved by Resolution SMV No. 019-2015-SMV/01, as amended, supplemented or replaced from time to time.

2.14	Day	:	Means a calendar Day, which comprises a period of twenty-four hours that begins at 12:00 a.m. and ends at 12:00 p.m.

2.15	Business Day	:	Means the working Days in the Republic of Peru, other than Saturdays, Sundays and non-working holidays in the province of Lima recognized by the Peruvian State. Notwithstanding this, for the purposes of paying the principal or interest of the Commercial Papers, as appropriate, Business Days shall be the days when the Payment Agent and the banking companies operating in Peru are open for business at their main offices.

2.16	Program Documents	:	Means, collectively, (i) the Master Indenture, (ii) the Master Prospectus, (iii) the Supplementary Indentures, (iv) the Supplementary Prospectuses, and (v) the Offer Notices, including any amendment to said documents.

2.17	Dollars or USD	:	Means the legal tender in the United States of America.

2.18	Material Adverse Effect	:	Means any event, fact or circumstance that adversely affects, or that could reasonably affect: (i) the financial or economic position, activities, results, prospects or properties of the Issuer; (ii) the Issuer’s ability to comply with the obligations established in the Program Documents, as well as the development of its activities; (iii) the legality, validity, effectiveness or enforceability of the Issuer’s obligations arising from the issuance of the Commercial Papers or any of the Program Documents; or, (iv) the rights, actions or remedies of the holders of Commercial Papers under any of the Program Documents.

2.19	Events of Default	:	Means those facts, events or circumstances indicated in Section Eight of this Master Indenture.

2.20	Economic Group	:	Means the economic group to which the Issuer belongs, as provided for in the Indirect Ownership, Relationship and Economic Groups Regulations, approved by Resolution SMV No. 019-2015-SMV/01, as amended, supplemented or replaced from time to time.

2.21	Act	:	Means the Consolidated Text of the Securities Act, as approved by Executive Order (Decreto Supremo) 93-2002-EF, as amended.

2.22	Applicable Law	:	Means the Political Constitution of the Republic of Peru, any Law, Emergency Order, Decree Law, Legislative Order, Executive Order, Resolution, Directive and in general, any legal or statutory regulation or other applicable provision of a general nature, in force in the Republic of Peru.

2.23	Business Corporations’ Act	:	Means the Business Corporations’ Act, Law 26887.

2.24	Month	:	Means the period counted from any Day of a calendar month that ends on the same Day of the following calendar month or, in the absence thereof, the last Day of that month.

2.25	Commercial Papers	:	Means the debt securities having a maturity of no more than one (1) Year, which shall be issued by the Issuer within the framework of the Program, and by virtue of the Master Indenture and its respective Supplementary Indentures.

2.26	Program	:	Means the “First Commercial Paper Program of Camposol S.A.”

2.27	Supplementary Prospectus	:	Means the complement to the Master Prospectus, in which the specific terms and conditions of each of the Issues within the Program are described.

2.28	Master Prospectus	:	Means the information prospectus in which the general terms and conditions of the Program are described.

2.29	Regulations	:	Means the Regulations for the Initial Public Offering and Sale of Transferable Securities, approved by Resolution No. 141-98-EF/94.10 issued by CONASEV, as amended.

2.30	Reorganization	:	Means any of the types of reorganization of Peruvian companies included in Chapter Eleven of the Business Corporations’ Act.

2.31	Semester	:	Means the period of six (6) consecutive months.

2.32	Commercial Paper Holders’ Syndicate	:	It is made up of all the holders of the outstanding Commercial Papers of all the Issues of the Program. The purchasers of the commercial papers become part of this syndicate by subscribing for them.

2.33	Sol or PEN	:	Means the legal tender in the Republic of Peru.

2.34	SMV	:	Means the Peruvian Securities and Exchange Superintendency.

2.35	Subsidiary	:

Means the legal entities or companies in which the Issuer, as appropriate:

(i) owns, directly or indirectly, more than 50% of the voting shares or shares of stock; or,

(ii)  may appoint or designate the majority of the members of the Board of Directors or any other administrative body that performs similar duties; or,

(iii)  has otherwise Control over them.

2.36	Currency Exchange	:	Means the accounting exchange rate for the applicable currency published on the website of the Peruvian Superintendency of Banking, Insurance and Pension Fund Management Companies (SBS) (www.sbs.gob.pe) with respect to the Business Day immediately prior to a specific date. If no Exchange rate is published for said date, the publication of the immediately preceding Business Day shall be taken into account.

THREE: Purpose

The purpose of the Master Indenture is to establish the general terms, conditions and characteristics of the Issue of the Commercial Papers to be carried out within the framework of the Program, as well as the rights and obligations of the Issuer and of the holders of the Commercial Papers, as provided for in the Act, the Business Corporations Act and other Applicable Laws.

By subscribing for and/or acquiring one or more Commercial Papers, the holders thereof adhere to this Master Indenture and the respective Supplementary Indenture, as well as to the other Program Documents, with respect to each and every one of their terms, which they ratify without any reservation or limitation whatsoever, and become part the Commercial Paper Holders’ Syndicate.

TITLE II: THE ISSUES

FOUR: General Terms and Conditions of the Program

All Issues carried out under this Program and the public offering of Commercial Papers shall be subject to the following general terms and conditions:

4.1	Modality:	Advance proceeding

4.2	Issuer:	CAMPOSOL S.A., a closely held corporation organized and existing under the laws of the Republic of Peru, with principal place of business at Avenida El Derby No. 250, Piso 4, Urbanización El Derby de Monterrico, Santiago de Surco, Lima 33, with telephone number (51) 621 0800.

4.3	Name:	First Commercial Papers Program of CAMPOSOL S.A.

4.4	Arrangers:	Means: (i) BBVA Banco Continental, with principal place of business at Avenida República de Panamá No. 3055, San Isidro, Lima 27, and with telephone number 209-1000, and,

(ii) Banco Internacional del Perú S.A., with principal place of business at Jirón Carlos Villarán No. 140, La Victoria, Lima 13, and with telephone number 219-2000.

4.5	Placement Agents:	Means:

(i) BBVA Continental Sociedad Agente de Bolsa S.A., with principal place of business at Avenida República de Panamá No. 3065, Piso 2, Centro Comercial Continental, San Isidro, Lima 27, and with telephone number 209-2380, y,

(ii) Inteligo Sociedad Agente de Bolsa S.A., with principal place of business at Avenida Ricardo Rivera Navarrete No. 501, Piso 21, San Isidro, Lima 27, and with telephone number 625-9500.

4.6	Commercial Paper Holders Representative:	In accordance with Section 4, Item b), Point 1 of Resolution No. 141-98-EF/94.10 issued by CONASEV, the Issuer establishes that no commercial paper holder representative shall be appointed for the Issues that are carried out within the framework of this Program, except for the right of their holders to designate a representative when they deem it pertinent.

4.7	Commercial Paper Holders’ Meeting:	By virtue of Section 4, Item b), Point 1 of Resolution No. 141-98-EF/94.10 issued by CONASEV, the Issuer undertakes to call the Meeting referred to in the Business Corporations’ Act, Section 321, first paragraph, for all Issues as a whole, as well as for each of the Issues to be carried out under the Program.

4.8	Type of instrument:	Commercial Papers registered with the Public Records Office of the Stock Market of the SMV, in accordance with the Act and the Business Corporations’ Act.

4.9	Class:	Registered, indivisible, freely negotiable Commercial Papers represented by book entries and registered in CAVALI’s accounting records.

4.10	Currency:	Dollars or Soles, as established in the Supplementary Indenture and/or the respective Supplementary Prospectus.

4.11	Program Amount:	Up to a maximum outstanding amount of USD 60,000,000.00 (Sixty Million U.S. Dollars) or its equivalent in Soles.

If this is the case, the Exchange Rate of the Business Day immediately prior to the Placement Date of the respective Issue and/or Series of the Commercial Papers shall be used.

4.12	Term of the Program:	The Program shall be valid for six (6) Years counted from the date of its registration with the Public Records Office of the Stock Market of the SMV.

4.13	Issues:	One or more Commercial Paper Issues may be made. The amount of each Issue, as well as the specific terms and conditions thereof, shall be determined by the persons empowered by the Issuer and shall be recorded in the Supplementary Indenture, Supplementary Prospectus and Offer Notice.

4.14	Series:	Each of the Commercial Paper Issues may have one or more Series. The amount and other characteristics of the Series shall be established by the persons empowered by the Issuer and informed in the Offer Notice.

4.15	Par Value:	It shall be established in due course for each Issue, and shall be recorded the Supplementary Prospectus, in the Supplementary Indenture and informed in the Offer Notice.

4.16	Placement Date:	Means the date on which the auction process of the Issue and/or Series is carried out, following the placement mechanism established in the respective Supplementary Prospectus.

The Placement Date of the Commercial Papers shall be determined by the persons empowered by the Issuer according to its financial needs and current market conditions, in coordination with the Arrangers and the Placement Agents, and shall be duly informed in the Offer Notice.

4.17	Date of Issue:	The Date of Issue of the Commercial Papers shall be determined in accordance with the provisions set forth in the respective Addendum to the Master Indenture, Supplementary Indenture and shall be duly informed in the Offer Notice.

4.18	Placement Price:

The Commercial Papers may be placed at par, above par or under par, in accordance with the market conditions at the time of placement and with the provisions of the Supplementary Indenture and the Supplementary Prospectus. The Placement Price shall be informed in the corresponding Offer Notice.

4.19	Interest Rate:	The interest rate of the Commercial Papers of each of the Issues and/or Series of the Program shall be established by the persons authorized by the Issuer before the Date of Issue of each of the Issues and/or Series, in accordance with the placement mechanism established in the respective Supplementary Prospectus and in the Supplementary Indenture.

The Interest Rate of the Commercial Papers to be issued within the Program may be: i) fixed; ii) variable; iii) related to the evolution of an indicator or currency, or iv) zero coupon (discount).

4.20	Default Interest:	In the event of a delay in the performance of the payment obligations by the Issuer, the Issuer shall automatically fall into arrears as of the Day following the date on which the respective payment should have been made in accordance with the provisions of the Program Documents, without the need for any requirement or formality whatsoever.

In these cases, the Issuer undertakes to pay, in addition to the Interest Rate applicable to each Issue and/or Series, a default interest at the rate of two percent (2.00%) per annum on the amount that was due and outstanding.

4.21	Redemption Date and Maturity Date:	The Redemption Date is the date on which the term of the respective Issue and/or Series expires. The Maturity Dates are those in which the interest generated by the Commercial Papers shall be paid and, if applicable, the principal of the Commercial Papers shall be repaid.

The Redemption Date and Maturity Dates shall be established by the persons empowered by the Issuer in accordance with the provisions of the Supplementary Indenture and Supplementary Prospectus and informed through the Offer Notice.

In case any Redemption Date and/or Maturity Date is not a Business Day, the corresponding payment shall be made on the first following Business Day and for the same amount established for the corresponding Redemption Date and/or Maturity Date, without the holders of the Commercial Papers having the right to receive interest for said deferral.

4.22	Payment of Principal and Interest:	The principal of the Commercial Papers and, if applicable, the payment of interest, shall be made as indicated in the respective Supplementary Indentures and Supplementary Prospects.

In all cases, payment shall be made through the Payment Agent, in the currency corresponding to the respective Issue and/or Series and in accordance with the provisions of the respective Supplementary Indenture and Supplementary Prospectus.

For payment purposes, the holders of Commercial Papers whose operations have been settled no later than the Business Day prior to the Maturity Date or Redemption Date, as the case may be, shall be recognized.

4.23	Repayment:	The method of repayment of the Commercial Papers shall be determined by the Issuer in the respective Supplementary Prospectus and Supplementary Indenture, and informed in the respective Offer Notice.

4.24	Order of Priority:	The payment of the Commercial Papers and the fulfillment of all the obligations of the Issuer in relation to them are not conditional or subject to other unsecured credit or debt obligations of the Issuer, except in the cases established in the Applicable Laws.

There is no priority of payment among the different Issues and/or Series of the Program.

4.25	Redemption Option:	If applicable, this option shall be established for each Issue in the respective Supplementary Prospects and Supplementary Indentures. Notwithstanding this, the Issuer may redeem the Commercial Papers issued, in whole or in part, in any of the cases provided for in the Business Corporations’ Act, Section 330. In either case, equitable treatment shall be provided for all holders of the Commercial Papers, in accordance with the provisions of Section 89 of the Act.

4.26	Guarantees:	The Commercial Papers to be issued under this Program are secured by a generic guarantee on the Issuer’s equity.

4.27	Destination of funds:

The funds obtained from the issue of the Commercial Papers shall be exclusively used for the Issuer’s working capital, which shall include the following items: purchase of raw materials, various supplies, inputs, containers and packaging, fertilizers, pesticides, among others related to these.

Further details on the characteristics of the destination of the funds referred to above shall be included in the respective Supplementary Indenture and Supplementary Prospectus, as appropriate, in accordance with the Common Rules for Determining the Content of Information Documents, approved by General Management Resolution No. 211- 98-EF/94.11.

4.28	Costs and Expenses of the Issue:	All costs and expenses related to the placement and issuance of the Commercial Papers shall be borne by the Issuer.

4.29	Secondary Market:	The Commercial Papers issued within the framework of this Program may be negotiated in any centralized negotiation mechanism approved by the SMV, as established in the respective Supplementary Indenture and Supplementary Prospectus.

4.30	Place of Payment:	The payment of the principal and, if applicable, the interest of the Commercial Papers shall be made through CAVALI as Payment Agent, with address at Avenida Santo Toribio No. 143, Oficina 503, Centro Empresarial, San Isidro, or through such institution as determined in the respective Supplementary Prospectus and the Supplementary Indenture.

4.31	Destination of the uncollected principal and interest:	The principal and, if applicable, the interests of the Commercial Papers that are not collected within the limitation period established by the Applicable Laws, shall increase the freely available reserves of the Issuer.

4.32	Co-ownership:	In case of co-ownership of the Commercial Papers, the co-owners representing more than fifty percent (50%) of them must designate before the Issuer, in writing, by means of a letter with a signature authenticated by a notary public, a single person for the exercise of the rights as holder, but all of them shall be jointly and severally liable to the Issuer for any obligations arising from their capacity as holders of the Commercial Papers.

4.33	Rating:	Each of the Issues that are part of this Program shall have a risk rating that shall be informed through the respective Supplementary Prospectus, which shall be granted by such number of Rating Agencies as determined by the Applicable Laws.

4.34	Type of offer:	Public offering.

The specific terms and conditions of each of the Commercial Paper Issues that are part of the Program and that have not been determined in this section, shall be defined in the respective Supplementary Indentures, Supplementary Prospectuses and/or Offer Notice.

FIVE: Obligations of the Issuer

The Issuer must comply with the obligations established by the Law, the Regulations and other Applicable Laws, this Master Indenture and the respective Supplementary Indentures, including, but not limited to, the following:

5.1

Destination of Funds: Apply the funds obtained by placing the securities for the purposes indicated in the Master Indenture, in the Master Prospectus and/or in the respective Supplementary Indenture and/or in the Supplementary Prospectus.

5.2	Payment Obligations: Pay the principal and/or interests of the Commercial Papers in due course in accordance with the provisions of the Program Documents.

5.3	Interest: Pay, if applicable, the compensatory interest derived from the Commercial Papers and additionally, when applicable, the default interest that may accrue.

In the event of non-compliance with any of the payment obligations set forth in the Master Indenture and/or in the respective Supplementary Indenture, the Issuer shall automatically fall into arrears from the date on which the respective payment should have been made in accordance with the provisions of the Master Indenture and/or the respective Supplementary Indenture, without the need for any requirement or formality of any kind.

5.4

Information on Issues: With respect to each Issue carried out under this Program, the following shall be submitted to the SMV and, where appropriate, to the entity in charge of conducting the centralized negotiation mechanism where the Commercial Papers are registered, at such time and within such term as provided for by Applicable Laws:

5.4.1	The conditions of each Issue not determined that depend on the placement procedure as a material fact.

5.4.2	The number and total amount of Commercial Papers placed at par value as a material fact.

5.4.3

The reduction in the number of outstanding securities through redemption or otherwise, from the beginning of the placement stage and for as long as such securities are registered with the Public Records Office of the Stock Market of the SMV as a material fact.

5.4.4

A report regarding compliance with the conditions of the Issue of the securities, from the beginning of the placement stage of the Program and for as long as such securities are registered with the Public Records Office of the Stock Market of the SMV within five (5) Business Days following the presentation of the interim financial statements.

5.4.5

A report stating, as applicable, the modifications to the conditions of the Issue within three (3) Business Days after it was agreed, and the corresponding copy of the legal instruments by virtue of which the conditions are modified, duly formalized, when such information is required by the Applicable Laws within fifteen (15) Business Days of being granted or formalized.

5.5

Reporting Obligations: Continuously provide the SMV and the entity in charge of the centralized negotiation mechanism where the Commercial Papers are registered, in a complete, adequate and timely manner, with the information regarding their economic and financial progress and all the information required by current regulations; as well as changes in their administration. In particular, the Issuer undertakes to comply with the submission and delivery of information and/or documentation detailed below:

5.5.1	The information related to the facts classified by the Act and/or its regulations as “Material Facts” related to the Issuer, the Commercial Papers and their respective offer.

5.5.2

Audited and unaudited Financial Statements of the Issuer, as well as the consolidated financial statements if their preparation and submission are required, before the competent authority by the Applicable Laws.

Information classified as “confidential” in accordance with Applicable Laws and whose classification as such has been approved by the SMV is exempted from the scope of this obligation, as long as the aforementioned “confidential” classification remains in force.

5.6

Accurate and Sufficient Information in the Program Documents: All the information disclosed in this Master Indenture, in the Supplementary Indentures, in the Master Prospectus and in the respective Supplementary Prospectus, and in general, all the information sent by the Issuer to the SMV in connection with the Issue of the Commercial Papers and/or to the holders thereof shall be accurate, sufficient, clear and timely.

In relation to the Program, the Issuer must disclose all relevant information, so that investors interested in acquiring the Commercial Papers can understand the positive or negative implications of the transactions that are proposed to them in order to make free and informed decisions in this respect. The information shall be submitted in such a way that it cannot reasonably be misleading.

5.7	Negative Covenants: Not to be subject to any of the restrictions and responsibilities applicable to the Issuer established in Section Six or those established in the other Program Documents.

5.8

Permits and Licenses: Maintain valid at all times, the licenses, records, certificates, permits and other governmental authorizations that are necessary for the possession of their properties, the conduct and development of their respective businesses (as such activities are being developed or its properties are owned on the date of execution of this Master Indenture).

5.9

Compliance with Applicable Standards: Comply at all times with all Applicable Laws, including the provisions related to labor aspects, social security and pension fund obligations, except for those breaches that do not generate or may reasonably generate an Event of Default or a Material Adverse Effect.

5.10

Environmental Standards: Comply at all times with all Applicable Laws on environmental matters, as well as operate all its facilities and assets, and carry out all its activities and operations, in compliance with the Applicable Laws on environmental matters, including, but not limited to those provisions related to environmental certifications, maximum permissible limits, among others; except for those breaches that do not generate or may reasonably generate an Event of Default or a Material Adverse Effect.

5.11

Asset Maintenance: Maintain the assets necessary for the conduct and development of its businesses in good condition, except for normal wear and tear due to ordinary use and the passage of time and for those that are replaced for improvement or innovation purposes.

5.12

Insurance: Maintain insurance policies for their assets at all times, against damages that such assets or their operation may cause to their personnel and suppliers that provide services on said assets, as well as third parties and the property of third parties, for such amounts, coverages and deductibles that are commercially reasonable. Insurance policies must be taken out with a first level insurance company.

5.13

Ratification of Representations and Assertions: Ratify through the respective Supplementary Indentures, the validity of the representations and assertions contained in Section Seven (including, if applicable, the new disclosures that are necessary to be able to comply with said ratification).

5.14

Corporate Existence: Maintain its corporate existence in force, without incurring any ground for dissolution or liquidation stipulated in the Applicable Laws, thus undertaking not to initiate any liquidation process.

5.15

Accounting information: Keep its accounting books and records in accordance with IFRS, undertaking to the holders of Commercial Papers that their annual financial statements shall be audited by a world-renowned firm of external auditors.

5.16

Tax obligations: Be up-to-date in the fulfillment of all its tax obligations, whether formal or payment obligations, except for those: (i) that are the subject of a claim or challenge in accordance with the procedure and deadlines provided by the Applicable Laws; or (ii) whose breach does not generate or could reasonably generate an Event of Default or a Material Adverse Effect.

SIX: Restrictions and Responsibilities applicable to the Issuer

The Issuer shall be subject to the following restrictions and responsibilities during the term in which the securities to be issued under the Program are in force:

6.1.

Restricted Payments: In the event that: (i) one or more Events of Default occur and while they have not been corrected; or (ii) if performing any of the acts referred to in items (a), (b), (c) or (d) of this paragraph could result in an Event of Default, the Issuer may not: (a) agree on the distribution of profits, (b) pay dividends, either in cash or in kind (except in the case of issuance and distribution of shares released from capitalization of profits or reserves), (c) reduce its capital stock, or (d) make any payment or delivery of real or estate property, money, rights, obligations, securities and others to its shareholders and/or related parties (as such term it is defined in the Indirect Ownership, Relationship and Economic Groups Regulations, approved by Resolution No. 019-2015-SMV/01 issued by the SMV) and/or Affiliates by reason of its shareholding in the capital stock; except that in any of the aforementioned cases, said act is derived from an obligation imposed by the Applicable Laws.

6.2.	Corporate Reorganization: The Issuer may not agree or carry out any type of Reorganization, except that:

6.2.1.

The Issuer is the surviving company after a Reorganization process; or, in the case of another company surviving a merger process or a company receiving part or all of the Issuer’s assets through a partial or total spin-off, said surviving or receiving company: (i) is a company incorporated and existing under the Applicable Laws, the laws of Cyprus, the federal or state laws of the United States of America or the laws of any member country of the European Union; and (ii) expressly assumes all the obligations of the Issuer under this Master Indenture and other Program Documents (to the extent that such assumption does not automatically derive from the Reorganization process);

6.2.2.	Immediately after the Reorganization takes effect, an Event of Default does not occur as a consequence thereof; and,

6.2.3.

Once the Reorganization takes effect, the consolidated net worth of the Issuer’s Economic Group is equal to or greater than the consolidated net worth of the Issuer’s Economic Group existing on the day immediately prior to the effective date of the Reorganization.

Likewise, the Issuer may not acquire companies directly or indirectly, or establish subsidiaries, except in the case of:

6.2.4.

Shares, transferable securities that grant the right to subscribe for shares or assets that the Issuer receives: (i) as a result of the transaction or settlement of a dispute; (ii) as a result of the liquidation of a debtor of the Issuer or of any of its subsidiaries; or (iii) in the enforcement of a guarantee established to secure the obligations assumed before the Issuer or before any of its subsidiaries in the ordinary course of its business;

6.2.5.

Investments in companies engaged in the same line of business as the Issuer provided that the market value of said investment (considered jointly with any other investment made in a company with similar characteristics) does not exceed 10% of the total consolidated assets of the Issuer’s Economic Group, as they have been calculated at the end of the quarter closest to the date on which said investment is made; or

6.2.6.	Without prejudice to, and in addition to, the provisions set forth in subsections 6.2.4 and 6.2.5, investments that taken together do not exceed USD 10,000,000 (Ten Million U.S. Dollars).

6.3.

Priority: The Issuer may not establish or agree on a priority order in its future issues of obligations outside the Program that affects or modifies the priority of the Issues of Commercial Papers that are carried out within the framework of the Program.

6.4.

Non-Subordination: The Issuer may not subordinate the obligations arising from this Master Indenture and other Program Documents to any other obligation it assumes after executing the Master Indenture.

6.5.	Line of Business: The Issuer may not modify the main line of business or engage, directly or indirectly, in any activity other than its corporate purpose.

6.6.

Assignment: The Issuer may not transfer or assign, directly or indirectly, in whole or in part, any right or obligation under the Program Documents or assumed as a result of the Issues made within the framework of the Program.

6.7.

Accounting policies and practices: The Issuer may not make substantial changes in accounting policies and practices for the preparation and presentation of its financial statements and other accounting information, unless this results from the application of the Applicable Laws or the IFRS.

6.8.	Guarantees: The Issuer shall refrain from giving its assets as collateral in favor of third parties unless:

6.8.1.	said assets guarantee financing whose funds have been used or are being used in the acquisition of said assets;

6.8.2.	they are assets that have been granted as collateral or which the Issuer has undertaken to provide as collateral prior to the date of execution of this Master Indenture;

6.8.3.	in the case of collaterals on its current assets that arise in short-term transactions related to the corporate purpose of the Issuer;

6.8.4.

liens or encumbrances that are established to secure tax obligations that are disputed in good faith and with respect to which a reserve or provision has been established to the extent that the latter is required by the IFRS;

6.8.5.	liens or guarantee rights legally established for the benefit of lessors, warehouses, repair and maintenance service providers, suppliers, as well as other types of legally imposed encumbrances;

6.8.6.

encumbrances or deposits made or established in support of offers, bids, leases, legal or regulatory obligations, securities, surety policies, contracts with a State and in support of other obligations of a similar nature incurred by the Issuer in the ordinary course of business (excluding obligations related to the payment of financial debt);

6.8.7.	leases or subleases that, taken together, do not substantially interfere with the ordinary course of business of the Issuer;

6.8.8.	liens or encumbrances on property or assets that are in the process of construction and that arise from partial payments made by clients of the Issuer in relation to said property or assets;

6.8.9.

liens or encumbrances to secure a debt due and payable by an entity acquired, directly or indirectly, by the Issuer, to the extent that such liens or encumbrances do not extend to assets or properties of the Issuer other than those existing over the assets of the acquired entity, and to the extent that such liens or encumbrances have not been established in consideration or in relation to the acquisition of said entity by the Issuer;

6.8.10.

liens or encumbrances established by the Issuer for the benefit of its related parties and/or affiliates (as these two terms are defined in the Indirect Ownership, Relationship and Economic Groups Regulations, as approved by Resolution No. 019-2015-SMV/01 issued by the SMV);

6.8.11.	liens or encumbrances arising from the issuance of a judgment or court order against the Issuer that does not cause an Event of Default;

6.8.12.

liens or encumbrances in support of repayment obligations related to credit instruments that incorporate a guarantee right on titles or property or on the products and flows derived from said property;

6.8.13.

liens or encumbrances established in support of a financial debt assumed to refinance a debt of a similar nature existing before the date of executions of this Master Indenture provided that said liens or encumbrances are not established on assets of the Issuer other than those already pledged in support of the refinanced debt;

6.8.14.

liens, encumbrances, surface rights, easements, rights of way or limitations on real property of the Issuer associated with the development of public use infrastructure or zoning, building parameters or other restrictions (including, but not limited to, minor defects or irregularities on the Issuer’s title deed); or liens or encumbrances that are incidental to the conduct of the Issuer’s business or its right to property over the encumbered assets and provided that, individually or together, they do not have a material adverse effect on their value or substantially limit their use in the development of the Issuer’s business;

6.8.15.

liens or encumbrances established in support of obligations derived from operations with derivative instruments or contracts used for the purpose of hedging against risks associated with fluctuations in interest rates, foreign currency exchange rates and in the price of commodities; and

6.8.16.	encumbrances or limitations on goods supplied to the Issuer in the ordinary course of business that derive from retention of title, condition precedent or similar clauses.

Without prejudice to, and in addition to, the provisions set forth in subsections 6.8.1 to 6.8.16, the Issuer may give its assets as collateral in support of a financial debt up to a total principal amount that does not exceed 10% of the value of the total assets of the Issuer’s Economic Group, calculated in accordance with the IFRS with respect to the quarter ended closest to the date of assumption of the aforementioned secured debt.

SEVEN: Representations and Warranties of the Issuer

The Issuer represents and warrants, as of the date of execution of the Master Indenture, the following:

7.1	Incorporation and Corporate Existence: It is a joint stock company, with perpetual existence, duly incorporated and registered under the Applicable Laws.

7.2

Powers and Authorizations: It has and has granted to its representatives all the necessary and binding powers and authorizations to execute the Program Documents to which it is a party, as well as to perform the obligations assumed thereunder.

7.3

No Conflicts: The execution of the Master Indenture and the other Program Documents that are signed and the performance of its obligations thereunder are within its corporate powers, have been duly authorized by the corresponding corporate bodies and do not violate: (i) its bylaws; (ii) Applicable Laws, (iii) any order or judgment of any court or other judicial or administrative body that is applicable to it; or, (iv) any legally binding contractual restriction that is applicable to it.

7.4

Legal, Arbitration and/or Administrative Proceedings: Except as described in the Master Prospectus, as it has been updated and/or amended, there are no actions or proceedings pending before any judge, court, tribunal, judicial or administrative authority, or arbitrator (nor is there any threatened action or proceeding before them, to the best of the Issuer’s knowledge) against the Issuer that could reasonably generate a Material Adverse Effect.

7.5

Legal Situation: Except as described in the Master Prospectus, it has not violated any of the provisions of the Applicable Laws, judgments, court or out-of-court or administrative orders against the Issuer that could reasonably generate a Material Adverse Effect.

7.6

Contractual Situation: It has not been held liable, for reasons attributable thereto, for any breach of one or more contracts validly entered into with third parties that, if terminated on such ground, as the case may be, could reasonably generate a Material Adverse Effect.

7.7

Subordination and Rank: The payment of the obligations assumed by virtue of the Program is not subordinated in priority, rank or payment to any other unsecured debt or obligation of the Issuer, without prejudice to the provisions of the Applicable Laws in bankruptcy matters; and it shall rank at least pari passu with other unsecured debts.

7.8

Accurate and Sufficient Information: All the information related to the Issuer contained in the Master Indenture and disclosed in the Master Prospectus and other Program Documents is, and shall be, truthful, clear, sufficient and timely, and complies with the reporting requirements established by Applicable Laws.

7.9

Financial information: The financial statements of the Issuer present, and where appropriate shall present, reasonably and in all its material aspects, the Issuer’s financial position as of the date indicated in said financial statements, the results of its transactions and its cash flows for the periods ended on those dates in accordance with the IFRSs.

Likewise, from the date of its last financial statements to the date of execution of this Master Indenture, there has been no change regarding the Issuer’s equity, economic and financial position that could reasonably have a Material Adverse Effect.

The Issuer shall ratify the aforementioned representations and warranties on the dates of execution of the respective Supplementary Indentures, unless they are adequate or modified at the request of the Issuer, with prior approval of the Meeting. The aforementioned does not limit the possibility of establishing new representations in the Supplementary Indentures applicable to a Program Issue.

EIGHT: Events of Default

8.1

Events of Default during the validity of the securities issued as part of the Program shall be understood as the occurrence of any of the facts, events or circumstances indicated below, without being corrected within the terms established in Subsection 8.2 below:

8.1.1

Non-Payment: The Issuer ceases to pay the principal and, if applicable, the interests of the Commercial Papers of any of the Issues in accordance with the provisions of the Master Indenture and/or the respective Supplementary Indenture.

Failure by the Issuer to pay the principal and/or interest of the Commercial Papers in due course may not be considered as an Event of Default if it occurs due to reasons attributable to the Payment Agent.

8.1.2

Inaccurate and/or False Information: The existence of (i) inaccuracy in material aspects and/or (ii) falsehood in the information provided by the Issuer, and included in the Program Documents and/or in the other documents submitted to the Public Records Office of the Stock Market of the SMV and/or the Lima Stock Exchange.

8.1.3

Bankruptcy or Liquidation Procedure: (i) One or more creditors of the Issuer initiate any type of bankruptcy proceeding before the competent authorities, in accordance with the Applicable Laws on the matter, or any suspension of payments or liquidation process, and said process is not declared inadmissible, groundless or is set aside within thirty (30) Business Days following its initiation, or (ii) the Issuer on its own initiative initiates any type of bankruptcy proceeding before the competent authorities in accordance with the Applicable Laws on the matter, or any suspension of payments or liquidation process. Likewise, if the shareholders agree: (a) on the initiation of a liquidation or dissolution process of the Issuer; or, (b) that the Issuer engages in a liquidation or dissolution process; without the prior authorization of the Commercial Paper Holders’ Meeting.

8.1.4

Agreements: The Issuer enters into restructuring or refinancing contracts or agreements with its creditors that imply a breach (including, without limitation, an extension or suspension) of any of the obligations provided for in the Master Indenture and/or the Supplementary Indentures.

8.1.5

Breach of Obligations: The Issuer breaches any of the obligations set forth in Section Five or any of the restrictions indicated in Section Six hereof, or in the corresponding provisions in the Supplementary Indentures, except for those obligations or restrictions whose non-compliance is regulated in this Subsection 8.1.

8.1.6

Licenses and Permits: The Issuer does not keep in force the licenses, permits and other rights that have been granted by the competent governmental authorities for the development of its activities and whose absence could give rise to a Material Adverse Effect.

8.1.7

Breach of Obligations in Other Contracts: There is a breach in the payment of any obligation with third parties (other than Commercial Papers) for an amount equal to or greater than USD 5,000,000 (Five Million U.S. Dollars), and as a result of said breach the term of said obligation has been declared expired or accelerated or the contract has been terminated by said third party.

8.1.8

Expropriation or Nationalization: (i) The assets and substantial rights of the Issuer that it uses for the development of the activities that constitute its corporate purpose are expropriated, seized, nationalized or otherwise forcibly acquired by the Peruvian State; or, (ii) the Issuer is stripped of possession of the assets indicated in item (i) above. In each case, the Event of Default shall be deemed to have occurred as long as said events or circumstances could reasonably generate a Material Adverse Effect.

8.1.9

Judicial Ruling or Arbitration Award: A competent authority or court issues any final ruling or award against the Issuer that results in or may result in a Material Adverse Effect or the obligation to make a payment in excess of USD 5,000,000 (Five Million U.S. Dollars), provided that said ruling or award has been declared final and conclusive.

8.1.10	Other Obligations: The Issuer breaches any obligation assumed under the Program Documents that is not expressly considered as an Event of Default in this section.

8.2	An Event of Default shall be deemed to include the following cases:

8.2.1	All Events of Default described in Subsection 8.1, except those provided for in Subsections 8.1.5 and 8.1.10, on the Day on which they occur.

8.2.2	The Events of Default described in Subsections 8.1.5 and 8.1.10, twenty (20) Business Days after the Day on which they occur, unless the Issuer previously remedies them in a satisfactory manner.

8.3	Regarding the Events of Default described above, with the exception of the one provided in Subsection 8.1.1 above, the following shall apply:

8.3.1.

In those cases in which the Issuer has a deadline to remedy the Event of Default, as indicated in Subsection 8.2, the Issuer shall inform the SMV, the holders of the Commercial Papers and the entity in charge of conducting the centralized negotiation mechanism where the Commercial Papers are registered, through a notice sent in accordance with the provisions of the Regulations, that: (i) the Issuer has become aware of a situation that may lead to an Event of Default and the correction period has begun to run, as indicated in Subsection 8.2; and (ii) upon expiration of the period provided in Subsection 8.2, whether or not the corresponding correction has been complied with, including the relevant support in the event that the correction has been made. In the event that there is no correction period, the Issuer must notify the occurrence of the Event of Default.

8.3.2.

Once the Event of Default has occurred, the Issuer shall call the respective Meeting, in order for it to decide whether: (a) the payment terms of the outstanding Commercial Papers shall be declared expired, both with regard to principal and interest; (b) the correction period shall be extended, in which case the provisions of the Securities Act, Law No. 27287, Section 264.4 shall apply; (c) the Issuer shall be expressly exempted from the consequences derived from having incurred the Event of Default; or, (d) any other measure that the Meeting deems appropriate shall be adopted. Said Meeting shall be called within five (5) Business Days following the expiration of the necessary correction period.

The Meeting shall be called by means of a notice published in “El Peruano” Official Gazette and in any other most widely circulated newspaper, which shall specify the agenda to be discussed, as well as the day, time and place in which the corresponding Meeting shall be held on first and on second call. The date of the originally called meeting shall be set for the third Business Day following the publication of the aforementioned notice, and the adjourned meeting shall be held within a period of no less than three (3) and no more than ten (10) Days after the originally called meeting.

In order to contribute to the collection of their rights, the holders of the corresponding Commercial Papers shall exercise their individual right to collect the corresponding interest and/or principal provided that the Meeting has not determined the measures referred to in the preceding paragraph in relation to the Event of Default, without prejudice to the provisions set forth in the following paragraph.

If said Meeting is not held on first or second call, the holders of Commercial Papers of the Program, or of the Issue in question, as appropriate, may exercise their individual right to collect interest and/or principal from the Business Day following the date established for the holding of the adjourned Meeting and, if no agreement on the matter has been reached in the Meeting, said holders of Commercial Papers may exercise said right from the Business Day following the date of the meeting on second call.

Furthermore, in the event that the Meeting is not called at such time and in such manner as provided for herein, the above-mentioned holders of Commercial Papers may exercise their individual right to collect the principal and interest, as appropriate, as of the day following the date on which the period of five (5) Business Days referred to in the first paragraph of this Section expires; without prejudice to filing the legal actions granted by Section 326 and 329 of the Business Corporations’ Act.

8.3.3.

The person(s) expressly designated for this purpose in the respective Meeting must notify the Issuer by notarial letter, no later than the Business Day following the meeting, the resolutions adopted in relation to the Event of Default, notifying, if applicable, the agreed term for the advance payment of the principal and interest of the Commercial Papers corresponding to the Issue concerned or to the Issues in force. If upon expiration of said period the Issuer does not comply with the payment, it shall automatically become delinquent on the entire amount due, without the need for court or out-of-court demand for payment. For these purposes, the default interest shall be calculated from the Business Day following the date of expiration of the agreed term for payment in accordance with the Default Interest applicable to each of the Issues or Series of the Commercial Papers that had been issued, as provided for in the respective Supplementary Indenture.

8.3.4.

If the Event of Default has been related to a particular Issue and the respective Special Meeting has agreed to declare the expiration of the terms of said Issue, the Issuer must call a Commercial Paper Holders Meeting for the purpose of deciding whether they declare the expiration of the payment terms of the other Program or if any other measure that it considers appropriate shall be adopted.

8.4	With respect to the occurrence of the Event of Default provided for in Subsection 8.1.1 of this Section, it shall be immediately deemed to have occurred and the following shall apply:

8.4.1

Without prejudice to the provisions of Section 329 of the Business Corporations’ Act, it is hereby established that the holders of the Commercial Papers may, by resolution of the respective Special Meeting: (a) exempt the Issuer from the consequences arising from the Event of Default, (b) grant an additional term for the payment of the corresponding interest and/or principal, in which case the provisions of the Securities Act, Law No. 27287, Section 264.4, shall apply; (c) declare the expiration of the payment term of the respective Issue; or, (d) determine the procedure to collect the corresponding interest and/or principal. Said Special Meeting shall be called by the Issuer no later than three (3) Business Days following the occurrence of such Event of Default, by publishing the respective notice, without prejudice to its obligation to report such situation as “material fact.”

The meeting shall be called by means of a notice published in “El Peruano” Official Gazette and in any other newspaper with greater national circulation, which shall specify the agenda to be discussed, as well as the day, time and place in which the corresponding Special Meeting shall be held on first and second call. The date of the originally called meeting shall be set for the third Business Day following the publication of the aforementioned notice, and the adjourned meeting shall be held within a period of no less than three (3) and no more than ten (10) Days after the originally called meeting.

In order to contribute to the collection of their rights, the holders of the corresponding Commercial Papers shall exercise their individual right to collect the corresponding interest and/or principal provided that the Special Meeting has not determined the measures referred to in the preceding paragraph in relation to the Event of Default, without prejudice to the provisions set forth in Subsection 8.4.2 below.

8.4.2

If the Special Meeting is not held on first or second call, the holders of Commercial Papers of the Issue in question may exercise their individual right to collect interest and/or principal from the Business Day following the date established for the holding of the adjourned Special Meeting and, if no agreement on the matter has been reached in the Special Meeting, said holders of Commercial Papers may exercise said right from the Business Day following the date of the meeting on second call.

Furthermore, in the event that the Special Meeting is not called at such time and in such manner as provided for herein, the above-mentioned holders of Commercial Papers may exercise their individual right to collect the principal and interest, as appropriate, as of the day following the date on which the period of three (3) Business Days referred to in the first paragraph of this Section expires; without prejudice to filing the legal actions granted by Section 326 and 329 of the Business Corporations’ Act.

8.4.3

The persons designated for this purpose by the holders of the Commercial Papers shall notify the Issuer by notarial channels the resolutions adopted in the Special Meeting, or the verification of any of the assumptions established in Subsection 8.4.2 above, no later than the Business Day following the date on which the resolution has been adopted or the verification has been carried out, seeking at all times to issue the notice on the same Business Day of the occurrence thereof.

TITLE III: Decision and Administration Regime applicable to the Commercial Paper Holders

NINE: Decision and Administration Regime

The legal regime applicable to the holders of Commercial Papers, and the Meetings in administration and decision matters, is governed by Sections 318 to 328 of the Business Corporations’ Act, and Sections 92, 93 and other pertinent ones of the Act; as well as the regulations issued by the SMV that govern this matter. Likewise, the provisions of Section Eight of the Master Indenture are applicable, as appropriate.

Without prejudice to the other powers vested in them by law:

9.1

The Commercial Paper Holders Meeting shall have the power to modify, by mutual agreement with the Issuer, the terms and conditions of the Commercial Papers established in the Master Indenture, and provided that they are not specifically referred to any of the Issues. In the latter case, the prior pronouncement of the Special Meeting of the corresponding Issue shall be required.

9.2

The Special Meeting shall have the power to modify, by mutual agreement with the Issuer, the terms and conditions of the Issue of the Commercial Papers established in the respective Supplementary Indenture, as long as such modifications do not oppose or contravene the provisions of the Master Indenture.

TEN: General Aspects

10.1	The holders of the Commercial Papers may hold a meeting in the cases established in this Master Indenture and/or in the respective Supplementary Indenture.

10.2

Each and every one of the holders of the outstanding Commercial Papers has the right to participate in the Commercial Paper Holders Meeting with the right to speak and vote. Each and every one of the holders of the Commercial Papers of a particular Issue of the Program has the right to participate in the Special Meeting with the right to speak and vote.

For this purpose, those registered in CAVALI two (2) Business Days prior to the date established for the holding of the respective meeting shall be considered as holders of the Commercial Papers.

Regarding the rules for declaring the meeting validly called to order and adopting resolutions, the provisions set forth in Section 323 of the Business Corporations’ Act shall be applicable.

10.3

The limit of the expenses related to the support of the Commercial Paper Holders’ Syndicate shall be established in each Supplementary Prospectus and Supplementary Indenture, taking into consideration the limit established in Section 319 of the Business Corporations’ Act.

ELEVEN: Powers of the Commercial Paper Holders Meeting

The Commercial Paper Holders Meeting duly convened and called to order shall have the following powers:

11.1	Safeguard and defend the interests of all the holders of the Commercial Papers.

11.2	Pass the necessary resolutions to defend the interests of all the holders of the Commercial Papers.

11.3	All other powers established by this Master Indenture and those that correspond to it in accordance with the Applicable Laws.

TWELVE: Powers of the Special Meeting

The Special Meeting duly convened and called to order shall have the following powers:

12.1	Safeguard and defend the interests of the holders of the Commercial Papers of a particular Issue.

12.2	Pass the necessary resolutions to defend the interests of the holders of the Commercial Papers of a particular Issue.

12.3	All other powers established by this Master Indenture, the Supplementary Indenture and those that correspond to it in accordance with the Applicable Laws.

THIRTEEN: Notice of Regular and Special Meetings

13.1

The Commercial Paper Holders Meeting shall be called by the Issuer, when: (i) it is required in accordance with the provisions of this Master Indenture; or, (ii) it is requested by letter by a number of holders of the Commercial Papers representing an amount not less than 20% of the total par value of the outstanding Commercial Papers.

13.2

The Special Meeting shall be called by the Issuer, when: (i) it is required in accordance with the provisions of this Master Indenture and/or the respective Supplementary Indenture; or, (ii) it is requested by letter by a number of holders of the Commercial Papers representing an amount not less than 20% of the total par value of the Commercial Papers of a particular Issue.

13.3

Unless otherwise provided for in the Master Indenture and/or Supplementary Indenture, the Meeting must be called within a period not to exceed ten (10) Days from the date (i) of the request of the holders of the Commercial Papers or the Issuer; or (ii) when any event of a call referred to in this Master Indenture and/or in the respective Supplementary Indenture is verified.

13.4

The Meeting shall be called by the Issuer following the provisions of Subsections 13.1 and 13.2, respectively, by publishing two (2) notices, one in “El Peruano” official gazette and the other in a Lima’s widely circulated newspaper, specifying the date, time, place and agenda to be discussed. The aforementioned notices must be published no less than three (3) days prior to the holding of the Meeting, and must indicate the date of the adjourned meeting if the required quorum established herein is not present in the originally called meeting. The adjourned meeting shall be held no less than three (3) and no more than ten (10) Days after the date established for the originally called meeting.

FOURTEEN: Quorum, Call to Order and Resolutions

14.1

The holders of the Commercial Papers who attend the Meeting shall designate one of them as its chairman, through a decision made by the holders of the Commercial Papers representing half plus one of the total par value of the Commercial Papers corresponding to the relevant Issue, or the Issues in force, as the case may be.

The person designated by the chairman of the Meeting shall act as secretary.

14.2

The required quorum for the Commercial Paper Holders Meeting to be validly called to order on first call shall be made up of holders of the Commercial Papers that represent at least half plus one of the total par value of the then outstanding Commercial Papers. For the adjourned meeting, the quorum shall be made up of the holders of Commercial Papers who are present in person or represented by an attorney-in-fact.

14.3

Without prejudice to the provisions of this Master Indenture, Regular and Special Meetings shall be deemed to have been called and shall be validly called to order without the need for prior notice provided that all the holders of the outstanding Commercial Papers or Commercial Papers of a particular Program Issue, respectively, are present in person or represented by attorneys-in-fact, and they unanimously accept to hold the Meeting and discuss the items on the agenda.

14.4

The resolutions of the Commercial Paper Holders Meeting shall be adopted, on first call, by decision of the holders of the Commercial Papers representing half plus one of the total par value of the then outstanding Commercial Papers and on second call, they shall be adopted by the majority of the holders of Commercial Papers present or represented in the Commercial Paper Holders Meeting.

14.5

The resolutions of the Special Meeting shall be adopted, on first call, by decision of the holders of the Commercial Papers representing half plus one of the total par value of the Commercial Papers of a particular Program Issue, and on second call, they shall be adopted by the majority of the holders of the Commercial Papers present or represented in the Special Meeting.

14.6

In the Meeting, the holders of Commercial Papers who have, on their own account or for account of a third party, an interest contrary to that of the Meeting or who are directly or indirectly linked to the ownership or management of the Issuer may not exercise their right to vote. However, the securities with respect to which the right to vote may not be exercised shall be counted to establish the respective quorum.

14.7

In order for the Special Meeting to be empowered to modify the terms and conditions of the corresponding Issue of Commercial Papers established in the corresponding Supplementary Indenture; the resolution shall be required to be adopted with the vote of, at least, the holders of Commercial Papers representing 66% of the total par value of the then outstanding Commercial Papers or the Commercial Papers of the corresponding Issue, either on first or second call. .

14.8

In order for the Commercial Paper Holders Meeting to be empowered to modify the terms and conditions set forth in the Master Indenture, the resolution must be adopted by the holders of the Commercial Papers representing 66% of the total par value of the then outstanding Commercial Papers, either on first or second call.

14.9

If applicable, in order to determine the quorum and majorities in this Master Indenture, the amount of the Issues in Nuevos Soles shall have to be converted into Dollars, using the Exchange Rate of the Business Day prior to the date of holding of the respective meeting.

14.10

The holders of the Commercial Papers who have the right to attend the Meeting, may be represented by an uncertified power of attorney indicating the act for which said appointment is made. Any permanent delegation must necessarily be made by notarially recorded instrument.

14.11

The resolutions validly adopted in the Meetings shall be final and unappealable and shall be binding on all the holders of the outstanding Commercial Papers or of an Issue of Commercial Papers, as the case may be, including dissidents and those who did not attend the meeting. However, such resolutions may be challenged in accordance with the provisions of the Business Corporations’ Act or any successor regulation thereto.

14.12	The par value of each of the Commercial Papers shall be used to calculate the quorum and majorities applicable to the Meetings. In this regard, each holder of the Commercial Papers shall represent in the respective Meeting the par value resulting from multiplying the number of Commercial Papers that they have in their name, by the par value of their respective Commercial Papers, in which case the provisions of the Subsection 14.9 of this section shall apply.

TITLE IV: Other Aspects

FIFTEEN: Indemnification

The Issuer shall indemnify and hold the Placement Agents, the Arrangers and/or any of their officers, directors, employees, agents or representatives harmless from and against any damage, claim, fine, loss, debt, cost and/or expense (including attorneys’ fees and reasonable advisory expenses for their defense, in both cases duly documented) arising or derived from any of the activities envisaged in this Master Indenture and/or in the Supplementary Indentures, except that such losses, claims, damages , debts, costs and expenses result from the willful misconduct or gross negligence of any of the persons mentioned in this section as determined by a final and unappealable decision of the arbitration court in accordance with the Arbitration section of this Master Indenture.

SIXTEEN: Notices

All notices and other communications related to the Master Indenture and the Supplementary Indentures that are executed under the Program, shall be made in writing and in Spanish, and shall be sent to the address and e-mail address indicated at the end of this section, or to such other addresses and e-mail addresses that are notified in writing. Accordingly, the corresponding change of address shall take effect on the date of the respective notice.

If to the Issuer:

Attention: Alejandro Leoncio Arrieta Pongo

Address: Avenida El Derby 250, Piso 4, Urbanización El Derby de Monterrico, Santiago de Surco, Lima.

Telephone: (51) 621 0800

E-mail: aarrieta@camposol.com.pe

SEVENTEEN: Interpretation

17.1	The section headings contained in this Master Indenture are for convenience of reference only and shall not affect in any way the interpretation of their content.

17.2	Any reference in the Master Indenture to a “Section” or “subsection” shall be deemed to have been made to the corresponding section or subsection of the Master Indenture.

17.3	References in the Master indenture to a Section include all the subsections within said Section and references to a subsection include all the paragraphs within it.

17.4	All references to the plural include the singular and vice versa; all references to one gender include the other.

17.5	Any enumeration or list of concepts containing the disjunctive conjunction “or” shall be understood to include some of the elements of such enumeration or list.

17.6	Any enumeration or list of concepts containing the copulative conjunction “and” shall be understood to include each and every one of the elements of such enumeration or list.

EIGHTEEN: Arbitration

Any conflict or dispute that may arise in relation to the performance of this Master Indenture and/or the Supplementary Indentures, as well as any matter related to this Program shall be settled as expeditiously as possible. Therefore, it is hereby agreed that any dispute, conflict, claim or disagreement related to the interpretation, enforcement, validity, termination, effectiveness, nullity, voidability, arising from or related to this Master Indenture, the Supplementary Indentures, as well as any document related to this Program that cannot be settled by mutual agreement between the Issuer and the holders of the Commercial Papers within a period of fifteen (15) Business Days after one party notifies the other in writing of the existence of such conflict or dispute shall be settled by domestic arbitration de jure carried out in accordance with the Regulations of the Arbitration Center of the Lima Chamber of Commerce (the “Center”). The holders of the Commercial Papers shall be considered as a single Party to the extent that the disputed matter is the same or affects in general all the Issues that are part of the Program.

The arbitration shall take place in the city of Lima, through the establishment of an Arbitration Court made up of three (3) members. If the parties to the dispute are two (2), each shall designate an arbitrator and the third shall be appointed by mutual agreement between the arbitrators already appointed. If the parties to the dispute are three (3) and one of them is the Issuer, the Issuer shall appoint one arbitrator and the holders of the Commercial Papers of two (or more) Issues shall designate the second arbitrator by mutual agreement, and the third arbitrator shall be appointed by mutual agreement between the arbitrators that have been designated by the Parties. In both cases, the third arbitrator shall preside over the Arbitration Court. The arbitrators are expressly empowered to determine the subject matter of the arbitration dispute.

If a party fails to appoint the corresponding arbitrator within fifteen (15) Days of receiving the request from the party requesting arbitration, or if within a period of fifteen (15) Days from the appointment of the last arbitrator by the parties, the two arbitrators are unable to agree on the third arbitrator, then the missing arbitrator shall be appointed by the Center at the request of either party.

In the event that for any circumstance a substitute arbitrator must be appointed, he or she shall be appointed following the same procedure indicated above for the appointment of the arbitrator to be replaced.

For any intervention by the ordinary judges and courts of the arbitration procedure, the parties expressly submit to the jurisdiction of the judges and courts of the judicial district of Lima-Cercado, waiving the jurisdiction of their domiciles.

The term of the arbitration proceeding shall not exceed sixty (60) Business Days from the date of appointment of the last arbitrator and shall be governed by the provisions of this section, and in all matters not expressly provided for therein, by the provisions of the Arbitration Regulations of the Center and, failing that, by Legislative Oder (Decreto Legislativo) No. 1071, as replaced or amended from time to time, if applicable. The arbitration award shall be final and unappealable, and the parties waive to file any judicial appeal against the award except for the appeal for clarification before the arbitration court itself and the appeal for annulment before the Judiciary.

Notwithstanding the provisions of the preceding paragraph, the parties agree that if any party files an appeal to annul the arbitration award, it shall be required to grant a joint and several letter of guarantee issued by a first-class bank in favor of the other parties, as appropriate, for the amount of USD 100,000.00 (One Hundred Thousand U.S. Dollars). This letter of guarantee shall be granted before filing any of these appeals and shall remain in full force and effect for a minimum period of six (6) Months. In this case, the secured party shall be required to renew this instrument in case the annulment procedure has not been completed within the original term of the letter of guarantee. This letter of guarantee shall be returned to the party that filed the appeal for annulment, only if it concludes with a final decision that is favorable to it. Otherwise, the letter of guarantee shall be enforced in favor of the party or parties that did not exercise said right of annulment or “Appeal for Annulment.”

The expenses arising from the application of the provisions agreed in this section shall be borne by the losing party, which includes but is not limited to the duly documented fees of the attorneys and experts engaged by each of the parties. If there is a divided decision, the Arbitral Court shall establish the expenses that each of the parties shall assume.

The provisions set forth in this section are without prejudice to the provisions of Section 340 of the Act.

Executed in Lima, this 8th day of June, 2018, in three (3) counterparts.

/s/ Alejandro Leoncio Arrieta Pongo	/s/ Andrés Pesaque Mujica
Alejandro Leoncio Arrieta Pongo	Andrés Pesaque Mujica
Legal and Corporate Affairs Manager	Deputy Legal and Corporate Affairs Manager
Camposol S.A.	Camposol S.A.

Seal:	Approved
Legal Department
Camposol S.A.